Registration No. 333-56055
     ========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                  --------------------

                                   POST-EFFECTIVE

                                   AMENDMENT NO. 2
                                          TO
                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  --------------------

                               TEXAS UTILITIES COMPANY
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    TEXAS                         75-2669310
      (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)         IDENTIFICATION NO.)

                                  1601 Bryan Street
                                 Dallas, Texas  75201
                                    (214) 812-4600

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


      ROBERT A. WOOLDRIDGE, Esq.   PETER B. TINKHAM     ROBERT J. REGER, JR.,
          Worsham, Forsythe         Texas Utilities              Esq.
         & Wooldridge, L.L.P.           Company        Thelen Reid & Priest LLP
           1601 Bryan Street         Secretary and       40 West 57th Street
          Dallas, Texas 75201          Assistant       New York, New York 10019
            (214) 979-3000             Treasurer            (212) 603-2000
                                   1601 Bryan Street
                                     Dallas, Texas
                                         75201
                                    (214) 812-4600


     (NAMES AND ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING
                          AREA CODES, OF AGENTS FOR SERVICE)

                                  --------------------

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                STEPHEN K. WAITE, Esq.
                         Winthrop, Stimson, Putnam & Roberts
                                One Battery Park Plaza
                            New York, New York  10004-1490
                                    (212) 858-1000

                                  --------------------






     ========================================================================

                                       PART II.

                        INFORMATION NOT REQUIRED IN PROSPECTUS



     ITEM 16. EXHIBITS.

          PREVIOUSLY FILED*
          ______________________

                    WITH
                    FILE      AS
         EXHIBIT    NUMBER    EXHIBIT
         _______    _______   _______


       1(a)        **           1(a)   --   Form of Underwriting Agreement
                                            with respect to Common Stock.
       1(b)        **           1(b)   --   Form of Underwriting Agreement
                                            with respect to Stock Purchase
                                            Units.
       1(c)        **           1(c)   --   Form of Underwriting Agreement
                                            with respect to Unsecured Senior
                                            Notes.
       4(a)     333-12391       3(a)   --   Restated Articles of Incorporation
                                            of the Company
       4(b)     333-45657       4(b)   --   Bylaws of the Company, as amended.
       4(c)        **           4(c)   --   Form of Indenture relating to the
                                            Debt Securities.
       4(d)        **           4(d)   --   Form of Officers' Certificate
                                            establishing a series of the Debt
                                            Securities, including Form of the
                                            Debt Securities.



       4(d)-1                          --   Form of Officer's Certificate
                                            establishing 6.37% Series D Senior
                                            Notes due 2003 and 6.50% Series E
                                            Senior Notes due 2004, including
                                            Forms of such Senior Notes.

       4(e)                            --   Revised form of Purchase Contract
                                            Agreement.

       4(f)                            --   Revised form of Pledge Agreement.

       4(g)        **           4(g)   --   Form of Remarketing Agreement.
       5(a)        ***                 --   Opinion of Worsham, Forsythe &
                                            Wooldridge, L.L.P., General
                                            Counsel for the Company.
       5(b)        ***                 --   Opinion of Reid & Priest LLP, of
                                            counsel to the Company.
         12        **            12    --   Computation of Ratio of Earnings
                                            to Fixed Charges of the Company.
         15        **            15    --   Letter of Deloitte & Touche LLP
                                            regarding unaudited condensed
                                            interim financial information.
      23(a)        **          23(a)   --   Independent Auditors' Consent.
      23(b)        ***         23(b)   --   Consents of Worsham, Forsythe &
                                            Wooldridge, L.L.P. and Reid &
                                            Priest LLP are contained in
                                            Exhibits 5(a) and 5(b),
                                            respectively.

      23(c)                            --   Consent of Ernst & Young.

         24        **        Page II-7 --   Power of Attorney.
      25(a)        **          25(a)   --   Statement of Eligibility on Form
                                            T-1 of The Bank of New York
                                            relating to Indenture for the
                                            Debt Securities.

      25(b)       ****         25(b)   --   Statement of Eligibility on Form
                                            T-1 of The Bank of New York as
                                            Purchase Contract Agent and
                                            Trustee under the Purchase
                                            Contract Agreement.


     ___________________

     *     Incorporated herein by reference.
     ** Previously filed with the original Registration Statement (333-56055) on June 4, 1998.
     *** Previously filed with Amendment No. 1 to the Registration Statement (333-56055) on June 29, 1998.

     **** Previously filed with Post-Effective Amendment No. 1 to the Registration Statement (333-56055) on July 10, 1998.

                                      SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE 21ST OF JULY, 1998.



                                              TEXAS UTILITIES COMPANY

                                              BY  /s/ Robet J. Reger, Jr.
                                                ------------------------------
                                                  (ROBERT J. REGER, JR., ESQ.,
                                                   ATTORNEY-IN-FACT)



          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                     Signature                 Title               Date
                     ---------                 -----               ----


                      Erle Nye*               Principal
      -------------------------------------   Executive
        (ERLE NYE, CHAIRMAN OF THE BOARD      Officer and
               AND CHIEF EXECUTIVE)           Director


                 Michael J. McNally*          Principal
      -------------------------------------   Financial
         (MICHAEL J. MCNALLY, EXECUTIVE VICE  Officer
             PRESIDENT AND CHIEF FINANCIAL
                      OFFICER)


                Jerry W. Pinkerton*           Principal
      -------------------------------------   Accounting
          (JERRY W. PINKERTON, CONTROLLER)    Officer


                J. S. Farrington*             Director
      -------------------------------------
                (J. S. FARRINGTON)


                Bayard H. Friedman*           Director
      -------------------------------------
              (BAYARD H. FRIEDMAN)


               William M. Griffin*            Director           July 21, 1998
      -------------------------------------
            (WILLIAM M. GRIFFIN)


                  Kerney Laday*               Director
      -------------------------------------
                 (KERNEY LADAY)


                 Margaret N. Maxey*           Director
      -------------------------------------
               (MARGARET N. MAXEY)


                James A. Middleton*           Director
      -------------------------------------
              (JAMES A. MIDDLETON)


               J. E. Oesterreicher*           Director
      -------------------------------------
                (J. E. OESTERREICHER)


               Charles R. Perry*              Director
      -------------------------------------
                 (CHARLES R. PERRY)


            Herbert H. Richardson*            Director
      -------------------------------------
           (HERBERT H. RICHARDSON)


     *BY:  /s/ Robert J. Reger, Jr.
        ------------------------------------------------
          (ROBERT J. REGER, JR., ATTORNEY-IN-FACT)

          PREVIOUSLY FILED*
          ______________________

                    WITH
                    FILE      AS
         EXHIBIT    NUMBER    EXHIBIT
         _______    _______   _______


       1(a)        **           1(a)   --   Form of Underwriting Agreement
                                            with respect to Common Stock.
       1(b)        **           1(b)   --   Form of Underwriting Agreement
                                            with respect to Stock Purchase
                                            Units.
       1(c)        **           1(c)   --   Form of Underwriting Agreement
                                            with respect to Unsecured Senior
                                            Notes.
       4(a)     333-12391       3(a)   --   Restated Articles of Incorporation
                                            of the Company
       4(b)     333-45657       4(b)   --   Bylaws of the Company, as amended.
       4(c)        **           4(c)   --   Form of Indenture relating to the
                                            Debt Securities.
       4(d)        **           4(d)   --   Form of Officers' Certificate
                                            establishing a series of the Debt
                                            Securities, including Form of the
                                            Debt Securities.



       4(d)-1                          --   Form of Officer's Certificate
                                            establishing 6.37% Series D Senior
                                            Notes due 2003 and 6.50% Series E
                                            Senior Notes due 2004, including
                                            Forms of such Senior Notes.

       4(e)                            --   Revised form of Purchase Contract
                                            Agreement.

       4(f)                            --   Revised form of Pledge Agreement.

       4(g)        **           4(g)   --   Form of Remarketing Agreement.
       5(a)        ***                 --   Opinion of Worsham, Forsythe &
                                            Wooldridge, L.L.P., General
                                            Counsel for the Company.
       5(b)        ***                 --   Opinion of Reid & Priest LLP, of
                                            counsel to the Company.
         12        **            12    --   Computation of Ratio of Earnings
                                            to Fixed Charges of the Company.
         15        **            15    --   Letter of Deloitte & Touche LLP
                                            regarding unaudited condensed
                                            interim financial information.
      23(a)        **          23(a)   --   Independent Auditors' Consent.
      23(b)        ***         23(b)   --   Consents of Worsham, Forsythe &
                                            Wooldridge, L.L.P. and Reid &
                                            Priest LLP are contained in
                                            Exhibits 5(a) and 5(b),
                                            respectively.

      23(c)                            --   Consent of Ernst & Young.

         24        **        Page II-7 --   Power of Attorney.
      25(a)        **          25(a)   --   Statement of Eligibility on Form
                                            T-1 of The Bank of New York
                                            relating to Indenture for the
                                            Debt Securities.

      25(b)       ****         25(b)   --   Statement of Eligibility on Form
                                            T-1 of The Bank of New York as
                                            Purchase Contract Agent and
                                            Trustee under the Purchase
                                            Contract Agreement.


     ___________________

     *     Incorporated herein by reference.
     ** Previously filed with the original Registration Statement (333-56055) on June 4, 1998.
     *** Previously filed with Amendment No. 1 to the Registration Statement (333-56055) on June 29, 1998.

     **** Previously filed with Post-Effective Amendment No. 1 to the Registration Statement (333-56055) on July 10, 1998.